EXHIBIT 10.3

COALOGIX INC.

COMMON STOCK PURCHASE AGREEMENT

Page

1.	PURCHASE AND SALE OF COMMON STOCK	1
1.1.	Sale and Issuance of Common Stock	1
1.2.	Closing; Delivery	1
1.3.	Defined Terms Used in this Agreement	2

2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	3
2.1.	Organization, Good Standing, Corporate Power and Qualification	3
2.2.	Capitalization	4
2.3.	Subsidiaries and Affiliates	4
2.4.	Authorization	5
2.5.	Valid Issuance of Shares	5
2.6.	Governmental Consents and Filings	5
2.7.	Litigation	5
2.8.	Compliance with Other Instruments	5
2.9.	Rights of Registration and Voting Rights	6
2.10.	No Company Operations or Material Liabilities	6
2.11.	Changes	6
2.12.	Corporate Documents	7
2.13.	Offering	7
2.14.	Preemptive Rights	7
2.15.	Consents	7
2.16.	Employment and Non-Competition Agreements	7
2.17.	Qualified Business Stock	8

3.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	8
3.1.	Authorization	8
3.2.	Compliance with Other Instruments	8
3.3.	Purchase Entirely for Own Account	8
3.4.	Disclosure of Information	8
3.5.	Restricted Securities	9
3.6.	No Public Market	9
3.7.	Suitability of Investment	9

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(continued)
Page

3.8.	Legends	9
3.9.	Accredited Investor	10
3.10.	Foreign Investors	10
3.11.	Residence	10

4.	CONDITIONS TO THE PURCHASER’S OBLIGATIONS AT CLOSING	10
4.1.	Qualifications	10
4.2.	Representations and Warranties of Company	10
4.3.	Opinion of Company Counsel	10
4.4.	Covenants of the Company	10
4.5.	Secretary’s Certificate	10

5.	CONDITIONS TO THE COMPANY’S OBLIGATIONS AT CLOSING	11
5.1.	Qualifications	11
5.2.	Representations and Warranties of the Purchasers	11

6.	COVENANTS OF THE COMPANY	11
6.1.	Proceedings and Documents	11
6.2.	Securities Laws Compliance	11
6.3.	Use of Proceeds	11
6.4.	Pre-Closing Access and Information	13
6.5.	Conduct of the Company's Business.	13
6.6.	Notices to Purchasers	13
6.7.	Exclusivity	14

7.	SURVIVAL PERIOD; INDEMNIFICATION	14
7.1.	Survival of Representations, Warranties and Covenants	14
7.2.	Indemnification	14
7.3.	Limitations on Indemnification	15

8.	MISCELLANEOUS	15
8.1.	Transfer; Successors and Assigns	15
8.2.	Governing Law	15
8.3.	Counterparts	15
8.4.	Titles and Subtitles	15

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(continued)
Page

8.5.	Notices	15
8.6.	No Finder’s Fees	16
8.7.	Fees and Expenses	17
8.8.	Default in Funding Commitment	17
8.9.	Board of Directors	19
8.10.	Management Option Pool	19
8.11.	Stockholders’ Agreement	19
8.12	Amendments and Waivers	20
8.13.	Severability	20
8.14.	Delays or Omissions	20
8.15.	Entire Agreement	20
8.16.	Publicity	20
8.17.	Right to Conduct Activities	21
8.18.	Termination	21

ExhibitA	Schedule of Purchasers
ExhibitB	Disclosure Schedule
ExhibitC	Form of Legal Opinion of Company Counsel
ExhibitD	New Options

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COMMON STOCK PURCHASE AGREEMENT

This Common Stock Purchase Agreement (the “Agreement”) is made as of April 8, 2009 by and among CoaLogix Inc., a Delaware corporation (the “Company”), Acorn Energy, Inc., a Delaware corporation (“Acorn”), EnerTech Capital Partners III L.P., a Delaware limited partnership (“EnerTech”) and the persons who are designated as “Management Stockholders” on the signature pages to this Agreement (collectively, “Management Stockholders” and individually “Management Stockholder”).

RECITALS

A.           The Company, Acorn and EnerTech previously entered into that certain Common Stock Purchase Agreement dated as of February 29, 2008 pursuant to which EnerTech purchased 15,441 shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”) at a price of $126.1566 per share, and that certain Common Stock Purchase Agreement dated as of May 13, 2008 pursuant to which Acorn purchased 12,464 shares of Common Stock and EnerTech purchased 2,200 shares of Common Stock at a price of $126.1566 per share.

B.           Acorn presently owns 85% of the issued and outstanding shares of Common Stock, and EnerTech presently owns 15% of the issued and outstanding shares of Common Stock.

C.           Acorn and EnerTech desire to purchase additional shares of Common Stock, and the Company desires to issue additional shares of Common Stock to Acorn and EnerTech on the terms as set forth herein below.  The Management Stockholders desire to purchase shares of Common Stock, and the Company desires to issue shares of Common Stock to the Management Stockholders on the terms as set forth herein below.

The parties hereby agree as follows:

1.           Purchase and Sale of Common Stock.

1.1.           Sale and Issuance of Common Stock.  Subject to the terms and conditions of this Agreement, Acorn, EnerTech and the Management Stockholders (hereinafter collectively referred to as the “Purchasers” or individually as a “Purchaser”) agree to purchase at the Closing and the Company agrees to sell and issue to Acorn, EnerTech and the Management Stockholders at each Closing (as hereinafter defined) that number of shares of the Company’s Common Stock set forth opposite Acorn’s, EnerTech’s and the Management Stockholders’ names on Exhibit A, pro rated for each Installment (as hereinafter defined) related to such Closing, at a purchase price of $7.20 per share, payable as set forth in Section 1.2(b) (the “Purchase Price”).  The shares of Common Stock issued to the Purchasers pursuant to this Agreement shall be referred to in this Agreement as the “Shares.”

1.2.           Closing; Delivery.

(a)           The closing of each purchase and sale of the Shares shall take place at 10:00 a.m., on the date on the business day on which the last of the conditions set forth in Sections 4 and 5 of this Agreement that are capable of being satisfied before each Closing are fulfilled or waived in accordance with this Agreement, at the offices of the Company, 11701 Mt. Holly Road, Charlotte, NC 28214 or at such other time and place as the Company, Acorn and EnerTech mutually agree upon, orally or in writing (which time and place are each designated as a “Closing”).

(b)           At each Closing, the Purchase Price will be funded by the Purchasers in installments (individually, an “Installment” and collectively, the “Installments”) in accordance with the schedule of Use of Proceeds as set forth in Section 6.3 and the terms of such Section.  The Purchasers covenant and agree that at each Closing they will fund and pay to the Company each Installment described in Section 6.3 within three business days of receiving from the Company a written request for funding (the “Funding Notice”) which satisfies the requirements for the applicable Installments set forth in Section 6.3.  In connection with the Purchasers’ payment of any Installment, the Company shall promptly deliver to each of the Purchasers a certificate representing the Shares being purchased by each of the Purchasers at a particular Closing against payment of the respective Installment therefor by wire transfer to a bank account designated by the Company.

1.3.           Defined Terms Used in this Agreement.  In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“Affiliate” means with respect to any person or entity (a “Person”) any Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any partner, officer, director, or member of such Person and any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners or shares the same management company with such Person.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means all trademarks, service marks, tradenames, copyrights, trade secrets, licenses, information and proprietary rights and processes and all patents and patent rights owned or possessed by the Company.

“EES Suit” shall have the meaning given to it in Section 6.3.

“Evonik Suit” shall have the meaning given to it in Section 6.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Funding Notice” shall have the meaning given to it in Section 1.2(b).

 “Key Employee” means any executive-level employee (including Vice President level positions) as well as any employee who either alone or in concert with others develops, invents, programs or designs any Company Intellectual Property.

“Management Stockholders” has the meaning assigned to it in the opening paragraph of the Agreement.

 “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company or any of the SCR-Tech Entities.

“Original Purchasers” means Acorn and EnerTech.

 “Purchasers” has the meaning assigned to it in Section 1.1.

“SCR-Tech Entities” means CoaLogix Tech inc. (formerly known as CESI-TECH Technologies, Inc.), CoaLogix Solutions Inc. (formerly known as CESI-SCR, Inc.), SCR-Tech LLC and MetalliFix LLC.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” has the meaning assigned to it in Section 1.1.

“Stockholders’ Agreement” means that certain agreement by and among the Company and the Original Purchasers, dated as of February 29, 2008 and as amended and restated effective the date hereof.

“Transaction Agreements” means this Agreement, the Funding Notices and any other agreements, instruments or documents entered into in connection with this Agreement.

“Use of Proceeds”  means the amounts and uses of the Installments as set forth in the table  in Section 6.3.

2.           Representations and Warranties of the Company.  The Company hereby represents and warrants to the Purchasers that, except as set forth on the Disclosure Schedule attached to this Agreement which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date hereof and will be true and correct as of the date of each Closing following any Funding Notice, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 2 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

For purposes of these representations and warranties, the phrase “to the Company’s knowledge” shall mean the knowledge after reasonable investigation of the Key Employees of the Company.

2.1.           Organization, Good Standing, Corporate Power and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.  The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2.           Capitalization.  The authorized capital of the Company consists, immediately prior to the Closing (unless otherwise noted), of:

(a)           5,300,000 shares of Common Stock, 2,940,125 shares of which are issued and outstanding immediately prior to the Closing.  All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.  The Company holds no treasury stock.

(b)           Section 2.2(c) of the Disclosure Schedule sets forth the options that the Company is committed to granting following the Closing.

(c)           Section 2.2(c) of the Disclosure Schedule sets forth the capitalization of the Company immediately following the Closing relating to the initial Installment including the number of shares of the following: (i) issued and outstanding Common Stock; (ii) the name of each holder of options for Common Stock, together with the number of shares for which such options are exercisable with respect to each holder, the applicable vesting schedule, if any, and the applicable exercise price; (iii) stock options not yet issued but reserved for issuance; and (iv) warrants or stock purchase rights, if any.  Except for (A) the rights provided in Sections 4 and 5 of the Stockholders’ Agreement, and (B) the securities and rights described in Section 2.2(b) of this Agreement and Section 2.2(c) of the Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company, or sell to the Company, any shares of Common Stock, or contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue Common Stock or any securities convertible into or exchangeable for shares of Common Stock.  Except as set forth on Section 2.2(c) of the Disclosure Schedule, no current or former shareholder of the Company's capital stock has, or with the giving of notice or any other actions may have, any appraisal rights or the right to obtain payment of the fair value of that shareholder's shares of Common Stock.  Except for as provided in the Stockholders’ Agreement, no shareholder of the Company or other person has any right to designate members to serve on the Company's board of directors or any committee thereof.

(d)           Except as set forth on Section 2.2(d) of the Disclosure Schedule, all outstanding shares of the Company’s Common Stock and all shares of the Company’s Common Stock underlying outstanding options are subject to a right of first refusal in favor of the Company upon any proposed transfer (other than transfers for estate planning purposes).  Except as set forth on Section 2.2(d) of the Disclosure Schedule, none of the Company’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) upon the occurrence of any event or combination of events. Except as set forth on Section 2.2(d) of the Disclosure Schedule, the Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means.

2.3.           Subsidiaries and Affiliates.  Except as set forth on Section 2.3 of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity ownership in any business.

2.4.           Authorization.  All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into the Transaction Agreements, and to issue the Shares at each Closing, has been taken or, in the case of the stockholders, will be taken prior to each Closing.  Subject to the terms of Sections 1.2(b) and 6.3, all action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of each Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to each Closing.  The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Stockholders’ Agreement may be limited by applicable federal or state securities laws.

2.5.           Valid Issuance of Shares.  The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, the Stockholders’ Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchasers.  Assuming the accuracy of the representations of the Purchasers in Section 3 of this Agreement, the Shares will be issued in compliance with all applicable federal and state securities laws.

2.6.           Governmental Consents and Filings.  Assuming the accuracy of the representations made by the Purchasers in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for  filings, if any, pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner.

2.7.           Litigation.  There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the Company’s knowledge, currently threatened that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements.

2.8.           Compliance with Other Instruments.  The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any instrument, judgment, order, writ, decree, contract or agreement to which the Company is a party or by which it is bound or (ii) an event which results in the creation of any lien, charge or encumbrance upon any property or assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any permit or license applicable to the Company.

2.9.           Rights of Registration and Voting Rights.  Except as provided in the Stockholders’ Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities.  Except as contemplated in the Stockholders’ Agreement, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

2.10.                      No Company Operations or Material Liabilities.  The Company is a holding company without operations other than the ownership of stock of its subsidiaries.  The Company, excluding its subsidiaries, has no material liabilities or obligations, contingent or otherwise, other than liabilities (i) under that certain Stock Purchase Agreement, dated November 7, 2007, by and among the Company, Acorn, Catalytica Energy Systems, Inc. and with respect to Article 11 thereof only, Renegy Holdings, Inc., (ii) under this Agreement and the Common Stock Purchase Agreements by and among the parties hereto dated February 29, 2008 and May 13, 2008, or (iii) as set forth on Section 2.10 of the Disclosure Schedule.

2.11.                      Changes.  To the Company’s knowledge, since May 13, 2008, there has not been:

(a)           any change in the assets, liabilities, financial condition or operating results of the SCR-Tech Entities, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect on the SCR-Tech Entities;

(b)           any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect on the SCR-Tech Entities;

(c)           any waiver or compromise by the Company of a valuable right or of a material debt owed to any of the SCR-Tech Entities;

(d)           any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect on the SCR-Tech Entities;

(e)           any material change to a material contract or agreement by which CoaLogix or the SCR-Tech Entities or any of their assets is bound or subject, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect on the SCR-Tech entities;

(f)           any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of the material properties or assets of the SCR-Tech Entities, except (i) liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s or the SCR-Tech Entities’ ownership or use of such property or assets or (ii) as set forth on Section 2.11(f) of the Disclosure Schedule;

(g)           any sale, assignment or transfer of any Company Intellectual Property that could reasonably be expected to result in a Material Adverse Effect to the SCR-Tech Entities;

(h)           receipt of notice that there has been a loss of, or material order cancellation by, any major customer of any of the SCR-Tech Entities; or

(i)           except as set forth on Section 2.11(i) of the Disclosure Schedule, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect to the SCR-Tech Entities.

To the Company’s knowledge, since May 13, 2008 (x) the SCR-Tech Entities have carried on and operated their business in the ordinary course of business and (y) the SCR-Tech Entities have not suffered a Material Adverse Effect.

2.12.                      Corporate Documents.  The Certificate of Incorporation, amendments thereto, and Bylaws of the Company are in the form provided to the Purchasers.  The copy of the minute books of the Company provided to the Purchasers contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since May 13, 2008 and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes.

2.13.                      Offering.  Subject in part to the truth and accuracy of the Purchasers’ representations set forth in Article III of this Agreement, the offer, sale and issuance of the Shares as contemplated by this Agreement are exempt from the registration requirements of the Securities Act of 1933, as amended, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

2.14.                      Preemptive Rights.  The Company has fully satisfied (including with respect to rights of timely notification) or obtained enforceable waivers in respect of any preemptive or similar rights directly or indirectly affecting any of its securities.

2.15.                      Consents.  All consents, approvals, releases, filings, terminations and waivers by third parties necessary to complete the transactions contemplated hereby that are set forth in Section 2.15 of the Disclosure Schedule have been obtained and delivered to the Purchasers and such consents, approvals, releases, filings, terminations and waivers have not expired or been withdrawn.

2.16.                      Employment and Non-Competition Agreements.  William McMahon, Michael Mattes, Frank Wenz, Michael Cooper, Eric Dana and Joe Cogdell are bound by and have executed employment agreements with the Company and the SCR-Tech Entities, as applicable as well as joinder agreements to become parties to the Stockholders’ Agreement.  All other employees of the SCR-Tech Entities have entered into non-competition agreements with applicable SCR-Tech Entities.

2.17.                      Qualified Business Stock.  The Shares when issued in accordance with the terms and conditions hereof, will be “Qualified Business Stock” as defined in Section 1202(c) of the Code for qualifying holders.

3.           Representations and Warranties of the Purchasers.  Each of the Purchasers hereby represents and warrants, individually and not jointly, to the Company that with respect to only itself:

3.1.           Authorization.  The Purchaser has full power, authority and capacity to enter into the Transaction Agreements.  The Transaction Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Stockholders’ Agreement may be limited by applicable federal or state securities laws.

3.2.           Compliance with Other Instruments.  The execution and delivery of this Agreement by the Purchaser, and the performance by the Purchaser of its obligations hereunder, will not conflict, or result in any violation of, or default under, any provision of any charter, bylaws, trust agreement, partnership agreement or other governing instrument applicable to the Purchaser, or any agreement or other instrument to which the Purchaser is a party or by which the Purchaser or any of the Purchaser’s properties are bound, or any permit, franchise, judgment, decree, order, rule or regulation applicable to the Purchaser or the Purchaser’s business or properties.

3.3.           Purchase Entirely for Own Account.  This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares. The Purchaser has not been formed for the specific purpose of acquiring the Shares.

3.4.           Disclosure of Information.  The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management. Except as set forth in the Transaction Agreements, no representations or warranties, whether written or oral, have been made to the Purchaser by the Company or any officer, employee, affiliate or agent of the Company.  The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchaser to rely thereon.

3.5.           Restricted Securities.  The Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein.  The Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  The Purchaser acknowledges that the Company has no obligation to register or qualify the Shares for resale except as set forth in the Stockholders’ Agreement.  The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.6.           No Public Market.  The Purchaser understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.

3.7.           Suitability of Investment.  The Purchaser has such knowledge and experience in financial, business and tax matters that the Purchaser is capable of evaluating the merits and risks relating to the Purchaser’s investment in the Shares and making an investment decision with respect to the Company.  The Purchaser acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel.  The Purchaser is not relying on any statements or representations of the Company or any of its agents for legal advice with respect to this investment or the transactions contemplated by this Agreement other than as set forth in the Transaction Agreements.

3.8.           Legends.  The Purchaser understands that the Shares and any securities issued in respect of or exchange for the Shares, may bear one or all of the following legends:

(a)           “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT, UNLESS SUCH TRANSFER SHALL (I) CONSTITUTE A ROUTINE SALE UNDER RULE 144 OF THE ACT OR (II) BE OF SHARES THAT ARE ELIGIBLE FOR RESALE UNDER RULE 144(B)(1) OF THE ACT.”

(b)           Any legend set forth in, or required by, the other Transaction Agreements.

(c)           Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate so legended.

3.9.           Accredited Investor.  The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.10.                      Foreign Investors.  If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), such Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares.  Such Purchaser’s subscription and payment for and continued beneficial ownership of the Shares, will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.

3.11.                      Residence.  The office or offices of the Purchaser in which its principal place of business is located is the address or addresses of the Purchaser set forth on Exhibit A.

4.           Conditions to the Purchasers’ Obligations at Closing and Funding.  Except as otherwise indicated, the obligations of the Purchasers to purchase Shares at each Closing and fund each Installment in accordance with the terms of Section 1.2(b) are subject to the fulfillment, on or before each Closing, of each of the following conditions, unless otherwise waived:

4.1.           Qualifications.  All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of such Closing.

4.2.           Representations and Warranties of Company.  The representations and warranties of the Company contained in Section 2 shall be true and correct in all material respects as of each Closing, except that any such representation and warranties shall be true and correct in all respects where such representation and warranty is qualified with respect to materiality in Section 2, and the Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before each Closing.  An officer of the Company has delivered a certificate to the Purchasers certifying compliance with this Section 4.2 at each Closing, and such certificate shall contain an update to the Disclosure Schedule covering the period of time from the date of the last such certificate, if needed.

4.3.           Opinion of Company Counsel.  At the Closing relating to the initial Installment, the Purchasers shall have received from General Counsel of the Company, Joe B. Cogdell, an opinion, dated as of the date of such Closing, in substantially the form of Exhibit C (but without assumptions related to issuance of the Shares).

4.4.           Covenants of the Company.  The Company shall have in all material respects performed the obligations and complied with the covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

4.5.           Secretary’s Certificate.  The Secretary of the Company has delivered to the Purchasers at the Closing a certificate certifying (i) the Certificate of Incorporation, as amended and Bylaws of the Company and (ii) resolutions of the Board of Directors of the Company approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements.

5.           Conditions to the Company’s Obligations at Closing.  The obligations of the Company to sell Shares to the Purchasers in accordance with Section 1.2(b) are subject to the fulfillment, on or before each Closing, of each of the following conditions, unless otherwise waived:

5.1.           Qualifications.  All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Stock pursuant to this Agreement shall be obtained and effective as of the Closing.

5.2.           Representations and Warranties of the Purchasers.  The representations and warranties of the Purchasers contained in Section 3 shall be true and correct in all material respects as of Closing, except that any such representation and warranty shall be true and correct in all respects where such representation and warranty is qualified with respect to materiality in Section 3, and the Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before Closing.

6.           Covenants of the Company.

6.1.           Proceedings and Documents.  The Purchasers shall receive all such counterpart original and certified or other copies of such documents as reasonably requested.  Such documents may include good standing certificates.

6.2.           Securities Laws Compliance.  The Company shall make in a timely manner any filings required by applicable federal or state securities or Blue Sky laws, or those of any other applicable jurisdiction.

6.3.           Use of Proceeds.  The Company agrees that the Installments shall be used by it for the purposes set forth below in this Section, and shall not be used to reduce any outstanding indebtedness of the Company (other than in accordance with the terms of the documents governing the Company’s outstanding senior indebtedness to Square 1 Bank) or to make payments to any stockholder or affiliate of the Company.  The conditions for funding each Installment, if any, which must be satisfied before the Company can send a Funding Notice to the Purchasers with respect to any Installment are set forth opposite each Installment below.  Once the conditions for funding, if any, have been satisfied for any particular Installment, the Company may send a Funding Notice to the Purchasers.  If there are no conditions for funding a particular Installment, the Company may send a Funding Notice to the Purchasers for such Installment at any time after Closing.  The Company may send a Funding Notice for any part or all of a particular Installment, provided that the amount requested to be funded by the Purchasers shall have satisfied any applicable conditions for funding, if any.  In the event that less than all of an Installment is the subject of a Funding Notice, the Shares delivered at the related Closing shall be reduced proportionately.

Use of Proceeds

Amount and Use of Installment	Conditions for Installment Funding
$5,500,000 – Plant Expansion	None
$200,000 – ERP System	None
$500,000 – Database Optimization Software
If CoaLogix proceeds with the database optimization software, DSIT Solutions Ltd. (“DSIT”) will be the preferred vendor, and CoaLogix will use its best efforts to work with DSIT to structure a contract that will be prudent and feasible for CoaLogix and DSIT.

$400,000 – Micro-Bench Reactor	None
$575,000 – Technology Development	None
$2,506,000 – Additional Technology Development
The Company shall prepare development and commercialization plans for each technology which the Company desires to pursue, with each such development and commercialization plan hereinafter referred to as a “Plan”.  The Plan shall contain performance milestones for funding this Installment.  Each Plan must be approved by the Company’s Board of Directors (the “Board of Directors”).  The Company will submit a Funding Notice for the applicable installment to the Purchasers upon determination by the Board of Directors that one or more funding milestones as set forth in the approved Plan has been satisfied.

$1,827,000 – Legal Expense for the lawsuit filed by SCR-Tech against Evonik Energy Services, LLC, et al. (the “Evonik Suit”) and the lawsuit filed by Environmental Energy Systems, Inc. against the Company (the “EES Suit”).

Management of the Company will apprise the Board of Directors on a quarterly basis of the status and developments with respect to the Evonik Suit and EES Suit.  The Board of Directors shall assess on a quarterly basis at the Company’s regularly scheduled meetings of the Board of Directors the cost-benefit justification presented by management and the merits and probability of outcomes supplied by lead litigation counsel in the Evonik Suit and EES Suit.  Upon the Board of Directors determining and approving the amount of funding required for each of the Evonik Suit and EES Suit, the Company will send a Funding Notice to the Purchasers for the dollar amount of funding so approved by the Board of Directors.

6.4.           Access and Information.  From the date hereof through the date of payment of all the Purchase Price by the Purchasers, the Company will give the Purchasers and their authorized representatives (including accountants, legal counsel and environmental consultants) full access at all reasonable times, upon reasonable notice, to all of the offices and other facilities of the Company, to all contracts, agreements, commitments, books and records of the Company, and to the personnel (including auditors) of the Company.

6.5.           Conduct of the Company's Business.

(a)           Except as contemplated by this Agreement, during the period from the date of this Agreement through the date of payment of all the Purchase Price by the Purchasers, the Company shall conduct the operations of the Company according to its ordinary course of business and consistent with past practice, and shall use commercially reasonable efforts to preserve intact its business organization, keep available the services of its officers and employees, and maintain satisfactory relationships with suppliers, contractors, distributors, customers and others having business relationships with the Company.  During the period from the date of this Agreement through the date of payment of all the Purchase Price by the Purchasers, the Company agrees that it will not take any action reasonably within its control, or omit to take any action reasonably within its control, which would cause any of the representations and warranties of the Company in this Agreement to become untrue.

(b)           Without limiting the foregoing, during the period from the date of this Agreement through the date of payment of all the Purchase Price by the Purchasers, the Company shall not take any of the actions specified in Section 2.11 without the prior written consent of the Purchasers.

6.6.           Notices to Purchasers.  Prior to the date of payment of all the Purchase Price by the Purchasers, the Company shall give prompt written notice to the Purchasers of: (a) any breach or default by the Company of the representations, warranties, covenants or agreements hereunder or under any document or instrument contemplated hereby; (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; (c) any notice or other communication from any governmental authority in connection with the transactions contemplated by this Agreement; (d) any Material Adverse Effect; and (e) any claim, action, or proceeding against the Company which could reasonably be expected to have a Material Adverse Effect.

6.7.           Exclusivity.  From the date hereof through the date of Closing of the initial Installment, the Company shall not, nor shall it authorize or permit any officer, director or employee of or any investment banker, broker, attorney, accountant, or other representative retained by the Company to, solicit, initiate or encourage (including by way of furnishing information) submission of any proposal or offer from any person which constitutes, or may reasonably be expected to lead to, a Financing Proposal.  As used herein, a “Financing Proposal” shall mean any proposal for a merger or other business combination involving the Company, or any proposal or offer to acquire in any manner an equity interest in or a material portion of the assets of the Company (other than sales in the ordinary course of business consistent with past practice) or to extend indebtedness to the Company.  If the Company receives a Financing Proposal prior to the Closing, the Company shall notify the Purchasers immediately and shall provide to the Purchasers a copy of any written documentation of such Financing Proposal.  In addition, the Company shall not entertain or enter into any agreement which would permit any party to obtain an equity interest in the Company prior to the earlier of January 1, 2011 or the date of payment of all of the Purchase Price other than the Company granting stock options in the normal course, exercise of stock options and sale of the Shares under this Agreement.

7.           Survival Period; Indemnification.

7.1.           Survival of Representations, Warranties and Covenants.  Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchasers contained in or made pursuant to this Agreement  (x) shall survive the execution and delivery of this Agreement and the Closing until the date that is one year after the date of payment of all the Purchase Price by the Purchasers, except that the representations and warranties in Sections 2.1, 2.2, 2.3, 2.4 and 2.5 shall survive the Closing indefinitely, and (y) shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Purchasers or the Company and shall bind the parties’ successors and assigns (including, without limitation, any successor to the Company by way of acquisition, merger or otherwise), whether so expressed or not.  This Section 7 shall survive the Closing and the covenants contained in this Agreement shall survive the Closing for the periods contemplated by their terms.

7.2.           Indemnification.  The Company and each Purchaser shall, with respect to the representations, warranties and agreements made by them herein, indemnify, pay, defend and hold the Company or each Purchaser, as the case may be, and each of the Company or each Purchaser’s officers, directors, partners, employees and agents and their respective Affiliates, as the case may be, (the “Indemnitees”) harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding (collectively, “Losses”), whether or not such Indemnitees shall be designated a party thereto, which may be (a) imposed on such Indemnitee, or (b) incurred by such Indemnitee, as a result of (i) the violation or breach of any representation, warranty or covenant of the Company or a Purchaser, as the case may be, under this Agreement or the Stockholders’ Agreement; (ii) a Purchaser’s investment in or ownership of the Shares; or (iii) actions or omissions by any agent, representative or employee of the Company or a Purchaser, as the case may be.

7.3.           Limitations on Indemnification.  The Company or each Purchaser, as the case may be, shall not have liability under Section 7.2 until the aggregate amount of Losses of the Indemnitees exceeds $50,000, in which case the Indemnitees shall be entitled to Losses as follows: in the case of the Company as an Indemnitee, an amount up to the Purchase Price of the Shares paid by the indemnifying party for its Shares, and in the case of a Purchaser as an Indemnitee, an amount up to the Purchase Price of the Shares paid by such Purchaser for its Shares.

8.           Miscellaneous.

8.1.           Transfer; Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of a majority of the Shares.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.2.           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its principles of conflicts of laws.

8.3.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.4.           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.5.           Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given (the “Effective Date”):  (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as set forth below or on the signature page or Exhibit A, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 8.5.

If notice is given to the Company, it shall be sent to:

CoaLogix
11701 Mt. Holly Road
Charlotte, NC 28214
Attn: CEO

A copy shall also be sent to:

CoaLogix
11701 Mt. Holly Road
Charlotte, NC 28214
Attn: General Counsel

If notice is given to Acorn, it shall be sent to:

Acorn Energy, Inc.
4 W. Rockland Road
P.O. Box 9
Montchanin, Delaware 19710

A copy shall also be sent to:

Acorn Energy, Inc.
11701 Mt. Holly Road
Charlotte, NC 28214
Attn: General Counsel

If notice is given to EnerTech, it shall be sent to the address set forth on Exhibit A. A copy shall also be sent to:

Dechert LLP
Cira Centre
2929 Arch St.
Philadelphia, PA 19104-2808
Fax No. (215) 994-2222
Attention:  Ian A. Hartman, Esq.

If notice is given to a Management Stockholder, it shall be sent to the address set forth on Exhibit A.

8.6.           No Finder’s Fees.  Except as set forth in Section 8.6 of the Disclosure Schedule, each party represents that it neither is nor will be obligated for any finder’s fee, commission or other compensation in connection with this transaction.  Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, employees, or representatives is responsible.  The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

8.7.           Fees and Expenses.  At Closing, the Company shall pay the reasonable fees and expenses of Dechert LLP, special counsel to EnerTech Capital Partners III L.P., and Eilenberg Kraus & Paul LLP, counsel to Acorn, in connection with the financing; provided, however, the amount of such legal fees and expenses the Company shall be liable to pay will be limited to an aggregate of $15,000.

8.8.           Default in Funding Commitment.

(a)           In the event an Original Purchaser does not pay an Installment after receipt of a Funding Notice per the terms of Section 1.2(b) (the “Defaulting Original Purchaser”), the Original Purchaser will be in default of its obligation to pay such Installment (a “Default”).  Upon the occurrence of a Default, the Company will notify both Original Purchasers in writing of the existence of the Default (the “Default Notice”).  The Defaulting Original Purchaser will have three (3) business days from the Effective Date of the Default Notice to pay its Installment and cure the Default.  In the event the Defaulting Original Purchaser does not cure the Default and pay the Installment (the “Defaulted Installment”), then the non-defaulting Original Purchaser shall have the right to assume part or all of the Defaulting Original Purchaser’s funding obligation under the Defaulted Installment and take delivery of the Shares purchased with payment for same no later than ten (10) business days after the Effective Date of the Default Notice.  The percentage of the amount of the Defaulted Installment paid by the non-defaulting Original Purchaser shall be known as the “Payment Percentage”.

(b)           After the occurrence of a Default by an Original Purchaser, the non-defaulting Original Purchaser shall thereafter have the right, but not the obligation, to purchase (on an Installment by Installment basis) up to that number of Shares that is derived by multiplying the Payment Percentage by the total number of Shares that the Defaulting Original Purchaser could have acquired in connection with such Installment had there not been a Default by the non-defaulting Original Purchaser serving written notice of such election to the Company and the Defaulting Original Purchaser no later than two (2) business days after the Effective Date of any future Funding Notice.  In the event the non-defaulting Original Purchaser does not have the right to or does not elect to assume the entire funding obligation of a remaining Installment as specified in a future Funding Notice, the Defaulting Original Purchaser will have the right and obligation to purchase that portion of the Shares covered by such future Funding Notice not purchased by the non-defaulting Original Purchaser.

(c)           In the event of a Default by an Original Purchaser and the non-defaulting Original Purchaser does not elect to assume the obligation of paying any of the Defaulted Installment, then the Defaulting Original Purchaser shall have the right and obligation to make payment of any remaining Installments after receipt of applicable Funding Notices; provided, however, the provisions of subparagraphs (a) and (b) above shall continue to apply in the case of any additional Default by the Defaulting Original Purchaser.

(d)           In the event a Management Stockholder Defaults (the “Defaulting Management Stockholder”), the Company will send the Defaulting Management Stockholder and all non-defaulting Purchasers a Default Notice.  The Defaulting Management Stockholder will have three (3) business days from the Effective Date of the Default Notice to pay its Installment and cure the Default.  In the event the Defaulting Management Stockholder does not cure the Default, then the non-defaulting Management Stockholders shall have the right to pay part or all of the Defaulted Installment in the proportion of the number of Shares which they have agreed to purchase under this Agreement as adjusted to reflect any additional Shares purchased pursuant to this Section 8.8.  In the event the non-defaulting Management Stockholders do not pay any or all of the Defaulted Installment, the non-defaulting Management Stockholders may agree among themselves as to which Management Stockholders, including Management Stockholders who are not parties to this Agreement, may pay any portion of the Defaulted Installment not paid by the non-defaulting Management Stockholders.  In the event the non-defaulting Management Stockholders do not agree to pay all of the Defaulted Installment, then the Original Purchasers may purchase any portion of the Defaulted Installment not paid by the non-defaulting Management Stockholders in the proportion of the number of shares of Common Stock held by each or in any other proportion to which they agree.  Any party desiring to elect to assume the obligation of payment of any portion of a Defaulted Installment in accordance with the terms of this subparagraph shall serve written notice of same upon all other Purchasers.  Any right to elect to make payment on a Defaulted Installment shall expire three (3) business days after the date of the occurrence giving rise to elect such right to make payment on a Defaulted Installment, and payment of same shall be made no later than ten (10) business days after the Effective Date of the Default Notice or the occurrence giving rise to such right to elect payment on a Defaulted Installment.

(e)             After the occurrence of a Default by a Management Stockholder, each non-defaulting Management Stockholder shall thereafter have the right, but not the obligation, to purchase (on an Installment by Installment basis) up to that number of Shares that is derived by multiplying the Management Stockholder’s Payment Percentage by the total number of Shares that the Defaulting Management Stockholder could have acquired in connection with such Installment had there not been a Default by the non-defaulting Management Stockholder serving written notice of such election to the Company and the Defaulting Management Stockholder no later than two (2) business days after the Effective Date of any future Funding Notice.  In the event the non-defaulting Management Stockholders do not have the right to or do not elect to assume the entire funding obligation of a remaining Installment as specified in a future Funding Notice, the Defaulting Management Stockholder will have the right and obligation to purchase that portion of the Shares covered by such future Funding Notice not purchased by the non-defaulting Management Stockholders.

(f)           In the event of a Default by a Management Stockholder and the non-defaulting Management Stockholders do not elect to assume the obligation of paying any of the Defaulted Installment, then the Defaulting Management Stockholder shall have the right and obligation to make payment of any remaining Installments after receipt of applicable Funding Notices; provided, however, the provisions of subparagraphs (d) and (e) above shall continue to apply in the case of any additional Default by the Defaulting Management Stockholder.

(g)           The remedies described above in this Section 8.8 regarding a Default shall be the exclusive remedies available to the parties hereto with respect to a Default.

8.9.           Board of Directors.  The parties agree that the Board of Directors shall search for and elect as soon as possible an additional member to the Board of Directors, and that such additional member shall be an independent director in accordance with Section 9.4 (iii) of the Stockholders Agreement.  In addition, consistent with Acorn’s right under Section 9.4 (ii) of the Stockholders Agreement, Acorn will designate immediately Richard Giacco to serve as an additional member of the Board of Directors.

8.10.                      Management Option Pool.

(a)           The Purchasers agree that the number of shares of Common Stock available for issuance to employees of the Company under the Company’s stock option plan shall be increased by 115,063 shares of Common Stock.  The Company shall grant to the senior officers of the Company (the “Senior Officers”) listed in Exhibit D the additional stock options set forth opposite their respective names on Exhibit D (the “New Options”).  The grant of the New Options will occur at Closing and the exercise price shall be $7.20 per share.  The Company shall have the appropriate legal documents prepared to properly document the granting and the terms of the New Options in accordance with this Section 8.10.

(b)           The New Options will be subject to the following double trigger vesting schedule: as to each Senior Officer, the New Options will vest over a four-year term with 25% vesting after one year and 6.25% vesting quarterly over the following three years; provided, however, the maximum cumulative number of New Options that may vest at any applicable vesting date will be limited to the number of New Options granted to the Senior Officer multiplied by a fraction, the numerator of which is the total Purchase Price paid by the Purchasers as of the applicable vesting date for their Shares with respect to the Installments dedicated for Plant Expansion (up to $2,750,000), Technology Development and Additional Technology Development and the denominator of which is $5,831,000 (which is 50% of the Plant Expansion of $5,500,000 ($2,750,000) and 100% of the Technology Development ($575,000) and Additional Technology Development ($2,506,000)).

(c)           In the event a change of control (as defined in the Senior Officers’ current stock option agreements) should occur, then vesting shall accelerate on account of such change of control with respect to that number of a Senior Officers’ New Options determined by multiplying the number of a Senior Officers’ New Options by the fraction described in the immediately preceding subparagraph and utilizing the date of the occurrence of the change of control to determine the amount of the numerator.

(d)           Any New Options that shall not have satisfied the double trigger vesting schedule described above by the end of the four-year vesting period shall expire and not be exercisable.  The New Options will be subject to the terms of the Company’s stock option plan and the Senior Officers’ individual stock option agreement.

8.11.                      Stockholders’ Agreement.  The Stockholders’ Agreement shall be amended and restated effective the date hereof as necessary to reflect the terms of this Agreement as well as the terms set forth in this paragraph.  Section 7 of the Stockholders’ Agreement shall be amended to permit Management Stockholders, as defined in the Stockholders’ Agreement, to tag along and sell their shares of Common Stock purchased by them hereunder on the same terms the selling Key Holder is selling its shares of Common Stock.  A provision shall be added to the Stockholders’ Agreement providing the parties thereto with the right to purchase securities offered for sale by the Company in the future on a pro rata basis.

8.12.                      Amendments and Waivers.  Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and the Purchasers.  Any amendment or waiver effected in accordance with this Section 8.12 shall be binding upon the Company, the Purchasers, and each transferee of the Shares, each future holder of all such securities and the Company.  In the event a nonmaterial provision of this Agreement is required to be amended by the Purchasers after the Closing, the Company will not unreasonably withhold its consent to such amendment.

8.13.                      Severability.  The invalidity of unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

8.14.                      Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

8.15.                      Entire Agreement.  This Agreement (including the Exhibits hereto, if any), the other Transaction Agreements, the Stockholders’ Agreement and the Management Rights Letter entered into by and among the parties hereto as of February 29, 2008 constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.  In the event of any conflict between the terms of this Agreement and the Common Stock Purchase Agreement dated February 29, 2008 and the Common Stock Purchase Agreement dated May 13, 2008, the terms and conditions of this Agreement shall control.

8.16.                      Publicity.  The Company may disclose the existence of the financing, as well as the investment in the Company by the Purchasers, solely to the Company’s investors, investment bankers, lenders, accountants, legal counsel, bona fide prospective investors and employees, in each case only where such persons or entities were under appropriate nondisclosure obligations.  In addition, the Company may disclose to third parties that the Purchasers are investors in the Company without the requirement for nondisclosure agreements.  The Company is permitted to issue a press release within 60 days of the Closing disclosing that the Purchasers have invested in the Company; provided that the release does not disclose the amount or other specific terms of the investment and the final form of the press release is approved in advance in writing by the Purchasers.  The Company may not use the name of EnerTech, or any of its Affiliates in any trade publication, in any marketing materials or otherwise to the general public without the prior written consent of EnerTech, which consent may be withheld in the sole discretion of EnerTech. Notwithstanding the foregoing, nothing in this Section 8.16 shall prevent Acorn from complying with its obligations under the Exchange Act or under the rules or regulations of any stock exchange or other market on which the Acorn’s securities are listed for trading or the Company from taking any action required to assist Acorn in such matters.

8.17.                      Right to Conduct Activities.  The Company acknowledges and agrees that (i) the Original Purchasers and each of their respective partners, affiliates and affiliates of its partners engage in a wide variety of activities and have investments in many other companies, some of which may be competitive with the business of the Company; (ii) subject to any fiduciary obligations of the Original Purchasers’ designees to the Company’s Board of Directors, except as waived by the Company pursuant to this Section, it is critical that the Original Purchasers be permitted to continue to develop their current and future business and investment activities without any restriction arising from an investment by the Original Purchasers in the Company, the rights of the Original Purchasers to designate directors of the Company or any other relationship, contractual or otherwise, between the Original Purchasers, on the one hand, and the Company or any of its affiliates, on the other hand; and (iii) from time to time, in connection with the foregoing activities of the Purchasers (collectively, the “Activities”), the Original Purchasers may have information that may be useful to the Company or its other stockholders (which information may or may not be known by the member of the Company’s Board of Directors designated by the Original Purchasers), and neither the Original Purchasers nor any director so designated shall have any duty to disclose any information known to such person or entity to the Company or any of its other stockholders. In addition, the Original Purchasers shall not be liable for any claim arising out of, or based upon, (i) the investment by the Original Purchasers in any entity competitive to the Company, (ii) actions taken by any partner, officer or other representative of the Original Purchasers to assist any such competitive company, whether or not such action was taken as a board member of such competitive company, or otherwise, and whether or not such action has a detrimental effect on the Company, unless such claim arises directly from the Original Purchasers’ misuse of confidential information in material breach of Section 3.4 of the Stockholders’ Agreement.

8.18.                      Termination.  Except with respect to provisions that expressly survive the termination of this Agreement, this Agreement may be terminated at any time:  (a) by the Purchasers prior to a Closing if a court of competent jurisdiction or governmental or regulatory body shall have issued an order, decree or ruling, or taken any other action, restraining, enjoining or otherwise prohibiting the Closing of the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable; or (b) with respect to the initial Closing, by either the Purchasers or the Company if the initial Closing shall not have occurred by 8:00 p.m., New York City Time, on July 1, 2009 and the terminating parties are not in material breach of this Agreement.

[Remainder of Page Intentionally Left Blank]

The parties have executed this Common Stock Purchase Agreement as of the date first written above.

COALOGIX INC.

By:  /s/ William J. McMahon
Name:  William J. McMahon
Title:    CEO

ACORN ENERGY, INC.

By:  /s/ John A. Moore
Name:  John A. Moore
Title:    CEO

ENERTECH CAPITAL PARTNERS III L.P.

By:  ECP III Management L.P.,
Its general partner

By:  ECP III Management LLC,
Its general partner

By:  /s/ Scott Ungerer
Name: Scott Ungerer
Title:   CEO

MANAGEMENT STOCKHOLDERS

/s/ William J. McMahon
WILLIAM J. MCMAHON

/s/ Michael F. Mattes
MICHAEL F. MATTES

/s/ Eric B. Dana
ERIC B. DANA

/s/ Joe B.  Cogdell, Jr.
JOE B. COGDELL, JR.

EXHIBITS

Exhibit A -	Schedule of Purchasers
Exhibit B -	Disclosure Schedule
Exhibit C -	Form of Legal Opinion of Company Counsel
Exhibit D-	New Options

EXHIBIT A

SCHEDULE OF PURCHASERS

Purchaser	Shares of Common Stock	Purchase Price
Acorn Energy, Inc. 4 W. Rockland Road P.O. Box 9 Montchanin, DE 19710	781,111	$5,623,999.20
EnerTech Capital Partners III L.P. 435 Devon Park Drive 700 Building Wayne, PA 19087	781,111	$5,623,999.20
William J. McMahon 3937 Cindy Lane Denver, NC 28037	6,944	$49,996.80
Michael F. Mattes 142 Lake Pointe Drive Fort Mill, SC 29708	8,333	$59,997.60
Eric B. Dana 219 Hobbs Street Davidson, NC 28036	10,417	$75,002.40
Joe B. Cogdell, Jr. 3100 Valencia Terrace Charlotte, NC 28211	10,417	$75,002.40

EXHIBIT B

DISCLOSURE SCHEDULE

EXHIBIT C

FORM OF LEGAL OPINION
OF
COMPANY COUNSEL

EXHIBIT D

NEW OPTIONS

Senior Officer	No. of New Options
William J. McMahon	40,513
Michael F. Mattes	20,256
Frank Wenz	5,069
Michael Cooper	5,069
Eric B. Dana	5,069
Joe B. Cogdell, Jr.	5,069